Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE November 2, 2006	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2006 RESULTS

St. Louis, Missouri, November 2, 2006 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its fourth quarter and fiscal year ended September 30, 2006. Net earnings for the quarter were $39.1 million, or $0.66 per diluted share, versus net earnings of $51.8 million, or $0.72 per diluted share in the fourth fiscal quarter of 2005. Included in the current year quarter are:

•	charges of $13.9 million, after-tax, or $0.23 per diluted share, related to restructuring projects in Europe,
•	a charge of $3.7 million, after-tax, or $0.06 per diluted share, to record the cumulative amount of foreign pension costs that should have been previously recognized, partially offset by,
•	previously unrecognized tax benefits related to foreign losses and favorable adjustments to prior years’ tax accruals totaling $8.0 million, or $0.13 per diluted share.

Last year’s fourth quarter included charges of $3.7 million, after-tax, or $0.05 per share, related to several minor restructuring projects, offset by $4.3 million, or $0.06 per diluted share, of previously unrecognized tax benefits related to prior years’ foreign losses and a reduction to prior year tax accruals.

For the quarter, sales of $830.1 million increased 5%, primarily due to the battery segments. Segment profit of $116.9 million decreased 1% as increases in both battery segments were offset by a decline in the razors and blades segment, driven by increased advertising. Favorable currency impacted sales by $9.7 million and segment profit by $2.9 million. General corporate and other expenses increased $18.0 million, primarily on the aforementioned restructuring and foreign pension charges, and interest and other financing items increased $4.5 million.

For the year ended September 30, 2006, net earnings were $260.9 million, or $4.14 per diluted share, compared to net earnings of $280.7 million, or $3.82 per diluted share, in the same period last year. Included in the current year’s results are:

•	charges of $24.9 million, after-tax, or $0.39 per share, for the company’s European restructuring programs,
•	the aforementioned pension charge, partially offset by,
•	favorable adjustments to prior years’ tax accruals and previously unrecognized tax benefits related to foreign losses of $16.6 million, or $0.26 per diluted share.

The net impact of these items is a decrease in the current year’s net earnings of $12.0 million, or $0.19 per share. Fiscal 2005 results included:

•	tax benefits of $25.3 million, or $0.34 per diluted share, related to tax loss benefits and adjustments to prior year tax accruals, partially offset by,
•	a $9.0 million, or $0.12 per diluted share, provision related to repatriation of foreign earnings under the American Jobs Creation Act and,
•	the previously mentioned restructuring charge of $3.7 million, after-tax, or $0.05 per share.

The net impact of these items is an increase in the prior year’s net earnings of $12.6 million, or $0.17 per diluted share.

Sales for fiscal 2006 increased $87.1 million in spite of $23.3 million of unfavorable currency translation. On a constant currency basis sales were up 4%, as all three segments experienced increases. Segment profit increased $24.2 million, including $7.7 million of unfavorable currency. On a constant currency basis, segment profit improved $31.9 million, or 6%, primarily on increases in the razors and blades segment. For the year, general corporate and other expenses increased $27.2 million, including the aforementioned restructuring charges, while interest and other financing items increased $29.1 million.

“Fiscal 2006 was another successful year for Energizer with solid performance by our two major businesses despite significant challenges in the form of commodities, currencies and competition,” said Ward Klein, Chief Executive Officer. “Looking into 2007, zinc prices have continued to rise off of the already historic highs experienced in 2006. We have been able to raise prices in a number of markets around the globe and have additional increases pending, including our recently announced January 2007 price increase in the United States. To the extent these are successful we may be able to recover the cost increase in absolute dollars but gross margin percentage will suffer. In the shaving business, we have been able to withstand a major new product launch by a competitor while successfully launching new products of our own, including Quattro Titanium.”

Results for the prior year quarter and fiscal year were adjusted for the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”. This resulted in an additional compensation expense of $1.5 million, after-tax, or $0.02 per diluted share for the quarter and $5.7 million, after-tax, or $0.08 per diluted share for the year. In addition, the prior year segment results for the quarter and fiscal year were adjusted to fully allocate overhead costs between the business segments. This reallocation of costs impacted segment results only, with no impact on total income. The detail for both prior year adjustments is provided in footnote 4.

North America Battery

Net sales for the fourth quarter of $343.4 million increased $22.9 million, or 7%, on higher volume and pricing. Volume increases contributed $13.3 million despite only $2 million in hurricane-related sales in the current quarter compared to $16 million in the fourth quarter of last year. Energizer MAX volume increased 4% in the quarter on strong demand for smaller cell sizes, partially offset by declines in larger cell-sized batteries, which are most impacted by hurricane demand. High performance lithium, rechargeable batteries and battery chargers grew in excess of 30% in the quarter while price segment batteries declined. Overall pricing and product mix was favorable in the quarter as the contribution from price increases was partially offset by the continuing shift of sales to larger package sizes, which sell at lower per unit prices.

Gross profit increased $10.5 million for the quarter, on higher sales, partially offset by $6.7 million of unfavorable product costs. Material and distribution costs were $8.3 million higher in the quarter, with higher zinc cost accounting for the bulk of the increase. For the quarter, segment profit increased $1.0 million as the higher gross profit was partially offset by higher advertising, promotion, general and administrative expenses.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries. The U.S. retail battery category increased by 4% in dollars for the fourth quarter versus the same period last year. Retail consumption of Energizer’s products increased 9% in dollars for the same period. Our focus on the performance segment, specifically rechargeable and lithium batteries, combined with growth in our flagship brand, Energizer Max, resulted in an increase of approximately one and a half share points compared to the same period in the prior year, bringing Energizer’s share of the total retail category to approximately 38% for the quarter. Energizer estimates that retail inventory levels at September 30, 2006, were in line with normal seasonal levels.

For the fiscal year, sales increased $60.7 million, or 5%, due to higher volumes. Unfavorable pricing and product mix of $7.6 million was nearly offset by favorable Canadian currency translation of $6.1 million. Gross profit increased $10.9 million as contribution from higher sales was partially offset by $16.7 million of higher product costs, as $20 million of higher material and distribution costs were partially offset by other manufacturing savings. Segment profit increased $4.9 million as higher gross margin was partially offset by higher advertising, promotion, general and administrative expenses.

International Battery

Net sales for the quarter were $231.7 million, an increase of $13.1 million, or 6%, on higher volume and $4.9 million of favorable currency, partially offset by unfavorable pricing and product mix in Europe. Segment profit increased $4.5 million as lower advertising and promotion expense was partially offset by unfavorable product cost and higher selling, general and administrative expenses.

For the fiscal year, net sales increased $27.4 million, or 3%, as higher volumes were partially offset by unfavorable pricing and product mix in Europe and $10.9 million of unfavorable currency translation. Segment profit declined $1.2 million as the higher sales volumes were more than offset by unfavorable pricing and product mix and higher material costs. Excluding the impact of higher volumes, the overall product cost rate was $9.6 million unfavorable for the year, as an increase of $16.0 million in material and distribution costs was partially offset by savings in other production costs.

Razors & Blades

Razor and blade sales for the quarter of $255.0 million were essentially flat versus the same quarter last year, but decreased $2.7 million on a constant currency basis. Last year’s fourth quarter included approximately $30 million of initial product launch sales compared to $12 million in the current quarter. Excluding the impact of initial product launches, sales grew 8% as increases in the Quattro and Intuition lines were partially offset by declines in older technology shaving systems.

Segment profit for the quarter declined $7.7 million as product cost improvements were more than offset by increases in advertising and to a lesser extent, research and development. The increase in advertising in the quarter is a result of increased investment across all product lines. Overall product cost for the quarter was favorable as continuous improvement programs delivered approximately $5 million in savings.

For the year, sales declined $1.0 million in absolute dollars while increasing $17.5 million, or 2%, on a constant currency basis. The increase reflects incremental sales of newly launched products, partially offset by declines in older technology products. Segment profit increased $20.2 million, but increased $27.8 million, or 26%, on a constant currency basis. Excluding currency impacts, higher sales, lower product cost and lower promotion expense contributed to improved profitability.

Schick Wilkinson Sword’s (SWS) primary markets are the U.S., Canada, Japan and the larger countries of Western Europe. For the twelve months ended August 2006, SWS’ estimates its overall share of the wet shave category for these major markets was 20.6%, versus 20.5% in the prior year period.

Other Items

Research and development expenses increased $1.0 million for the quarter and $4.3 million for the fiscal year due to higher spending in the Razors and Blades segment.

General corporate and other expenses increased $18.0 million for the quarter primarily due to the aforementioned restructuring and pension charges more fully described below. For the fiscal year, corporate costs increased $27.2 million, as higher restructuring and pension charges were partially offset by lower incentive and stock-based compensation and legal expenses.

The fourth quarter and fiscal year include charges of $7.1 million, pre-tax, or $0.08 per diluted share, and $24.1 million, pre-tax, or $0.25 per diluted share, respectively, related to the European supply chain restructuring. This project is substantially complete and virtually all charges have been recorded. Annual cost savings of approximately $6 million are expected to commence in fiscal 2007.

In addition, a charge of $13.3 million, pre-tax, was taken in the fourth quarter and fiscal year relating to the restructuring of the European commercial management of both the batteries and blades and razors businesses. This charge impacted diluted earnings per share by $0.15 and $0.14 for the quarter and fiscal year, respectively. It is anticipated that the total project could result in charges to pre-tax earnings of $27 to $33 million, the bulk of which will occur by the end of 2007. Once fully implemented, it is expected the project could result in $15 to $20 million of annualized cost savings. Approximately $2 million of savings was realized in fiscal 2006.

In the current quarter, the Company discovered that one of its non-U.S. subsidiaries failed to adjust its statutory pension accounting to accounting principles generally accepted in the U.S., resulting in a cumulative understatement of pre-tax earnings and pension liability of $4.5 million at September 30, 2005. The company has determined that this error is not material to any previously issued quarterly or annual financial statements of the company or its results from operations. A cumulative $4.5 million pre-tax, or $0.06 per diluted share, charge against earnings has been recorded in the fourth quarter.

Interest expense increased $8.0 million for the quarter and $25.5 million for the fiscal year on higher average borrowings resulting from share repurchases and higher interest rates. Other financing items were favorable $3.5 million for the quarter due to lower currency exchange losses compared to the fourth quarter of last year. For the fiscal year, other financing items were unfavorable $3.6 million primarily due to higher currency exchange losses than in the prior fiscal year.

For the year, income taxes were 26.8% compared with 27.8% last year. The current year rate reflects $10.9 million of favorable adjustments to prior years’ tax accruals and $5.7 million of previously unrecognized benefits on prior years’ foreign losses. Last year’s rate reflects $25.3 million of previously unrecognized tax benefits related to prior years’ foreign losses and reductions to prior year tax accruals, partially offset by $9.0 million of additional taxes related to the repatriation of foreign earnings under provisions of the American Jobs Creation Act. Excluding these items in both years, the tax rate would have been 31.5% in 2006 and 32.0% in 2005.

During the quarter, Energizer repurchased 1.2 million shares of its common stock for $81.8 million. A total of 11.3 million shares were repurchased in fiscal 2006. The company has 8.8 million shares outstanding on its current authorization.

Capital expenditures and depreciation expense for the quarter were $30.0 million each. For the fiscal year, capital expenditures were $94.9 million, and depreciation expense was $112.0 million.

Outlook

Looking ahead, commodity costs for key metals used in battery manufacturing, primarily zinc, have increased significantly. At current prices, zinc costs for 2007 will be more than double the 2006 rates. If product sold during 2006 had been produced at anticipated 2007 production costs, product costs would have been $60 to $65 million higher. Previously implemented price increases in the United States and other international markets will improve the pricing early in fiscal 2007 but will be insufficient to cover the entire cost increase in the first fiscal quarter. As a result, the company has initiated a number of additional price increases, including the January 2007 price increase in the United States. Pricing, when combined with expected production efficiencies, is intended to recover materials cost increase. However, per unit gross margin will continue to be unfavorable until the January 2007 price increase takes effect.

# # #
Statements in this press release that are not historical, particularly statements regarding continuing increases in zinc prices, the anticipated impact of currently implemented and announced battery price increases, growth in the retail battery category, retail consumption of Energizer’s battery products, Energizer’s share of the retail battery category, estimates of retail inventory levels, and the Company’s share of the wet shave category in primary markets, and expected charges to earnings and annual cost savings associated with European supply chain restructuring and commercial management restructuring projects, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Greater than anticipated commodity price increases, competitive promotional activity, or pricing or promotional demands from retailer customers, could limit the efficacy of implemented and announced battery price increases in future periods. It is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control. Energizer’s estimates of battery category value trends, retail consumption of its battery products on a volume basis, battery and razor and blades market share, and retailer inventory levels are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Growth in the battery category itself may be impacted by general economic conditions and changes in consumer demand. Unforeseen or additional costs associated with the European restructuring projects or unexpected expenses associated with integration activities may lead to higher than anticipated charges to earnings, and estimates of annual savings may be impacted by a number of factors, including limits on available efficiencies, unforeseen integration complexities, and greater than anticipated ongoing operating expenses associated with combined operations. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2005, its quarterly report on Form 10-Q for the Quarters ended December 31, 2005, March 31, 2006, June 30, 2006, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005

Net sales	$830.1	$793.7	$3,076.9	$2,989.8

Cost of products sold	445.9	419.8	1,596.1	1,512.1
Selling, general and administrative expense	169.1	150.3	601.9	581.4
Advertising and promotion expense	125.0	115.3	368.9	387.6
Research and development expense	19.5	18.5	74.2	69.9
Interest expense	23.5	15.5	77.9	52.4
Other financing items, net	(0.5)	3.0	1.3	(2.3)

Earnings before income taxes	47.6	71.3	356.6	388.7

Income tax provision	(8.5)	(19.5)	(95.7)	(108.0)

Net earnings	$39.1	$51.8	$260.9	$280.7

Earnings per share
Basic	$0.68	$0.75	$4.26	$3.95
Diluted	$0.66	$0.72	$4.14	$3.82

Weighted average shares of common stock - Basic	57.3	69.4	61.2	71.0
Weighted average shares of common stock - Diluted	59.4	72.0	63.1	73.5

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Year ending September 30, 2006
(Dollars in millions, except per share data)

1.   Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.   Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery results. Research and development costs for Razors and Blades are included in that segment's results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, share-based compensation, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

Following the acquisition of Schick-Wilkinson Sword (SWS) in 2003, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. Beginning in fiscal 2006, the Company applied a fully allocated cost basis, in which shared business functions are allocated between the businesses. Fiscal 2005 was adjusted to this same basis and a reconciliation for this fiscal year is presented in Note 4.

On October 1, 2005, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) using the “modified retrospective” method. Accordingly, prior year results have been adjusted to incorporate the effects of SFAS 123R. The impact to the Company’s net earnings is consistent with the pro forma disclosures provided in previous financial statements as found in Note 4.

Segment sales and profitability for the quarters and years ended September 30, 2006 and 2005, respectively, are presented below.

	Quarter Ended September 30,		Year Ended September 30,
Net Sales	2006	2005	2006	2005
North America Battery	$343.4	$320.5	$1,233.8	$1,173.1
International Battery	231.7	218.6	913.3	885.9
Total Battery	575.1	539.1	2,147.1	2,059.0
Razors and Blades	255.0	254.6	929.8	930.8
Total net sales	$830.1	$793.7	$3,076.9	$2,989.8

Profitability
North America Battery	$73.0	$72.0	$300.7	$295.8
International Battery	36.8	32.3	177.3	178.5
R&D Battery	(9.8)	(10.8)	(35.7)	(36.0)
Total Battery	100.0	93.5	442.3	438.3
Razors and Blades	16.9	24.6	127.7	107.5
Total segment profitability	$116.9	$118.1	$570.0	$545.8
General corporate and other expenses	(45.0)	(27.0)	(128.9)	(101.7)
Amortization	(1.3)	(1.3)	(5.3)	(5.3)
Interest and other financial items	(23.0)	(18.5)	(79.2)	(50.1)
Earnings before income taxes	$47.6	$71.3	$356.6	$388.7

Supplemental product information is presented below for revenues from external customers:

Quarter Ended September 30,
Year Ended September 30,

Net Sales	2006
2005
2006
2005

  Alkaline batteries
$
355.5
$
344.8
$
1,338.0
$
1,330.0

  Carbon zinc batteries
60.0
64.6
242.2
254.0

  Other batteries and lighting products
159.6
129.7
566.9
475.0

  Razors and blades
255.0
254.6
929.8
930.8

  Total net sales
$
830.1
$
793.7
$
3,076.9
$
2,989.8

3.   Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.   The tables below reflect the impact on the quarter and year ended of September 30, 2005 results of the change the Company made to the fully allocated method and the adoption of SFAS 123R as described in Note 2.

	Quarter ended September 30, 2005				Year ended September 30, 2005
	Originally Reported	Fully Allocated Adjustment	FAS 123R	Current Presentation	Originally Reported	Fully Allocated Adjustment	FAS 123R	Current Presentation

Profitability
North America Battery	$72.7	(0.7)	-	$72.0	$295.7	0.1	-	$295.8
International Battery	31.5	0.8	-	32.3	173.7	4.8	-	178.5
R&D Battery	(10.8)	-	-	(10.8)	(36.0)	-	-	(36.0)
Total Battery	93.4	0.1	-	93.5	433.4	4.9	-	438.3
Razors and Blades	27.2	(2.6)	-	24.6	117.3	(9.8)	-	107.5
Total segment profitability	$120.6	(2.5)	-	$118.1	$550.7	(4.9)	-	$545.8

Corporate expense	(27.2)	2.5	(2.3)	(27.0)	(97.6)	4.9	(9.0)	(101.7)
Amortization expense	(1.3)	-	-	(1.3)	(5.3)	-	-	(5.3)
Interest and other financial items	(18.5)	-	-	(18.5)	(50.1)	-	-	(50.1)
Earnings before income taxes	$73.6	-	(2.3)	$71.3	$397.7	(0.0)	(9.0)	$388.7

Income tax provision	(20.3)	-	0.8	(19.5)	(111.3)	-	3.3	(108.0)

Net earnings	$53.3	-	(1.5)	$51.8	$286.4	(0.0)	(5.7)	$280.7

EPS - Basic	$0.77	-	(0.02)	$0.75	$4.03	-	(0.08)	$3.95
EPS - Diluted	$0.74	-	(0.02)	$0.72	$3.90	-	(0.08)	$3.82

5.   The Company continually reviews its battery and razor and blades business models to identify potential improvements and cost savings. A project commenced in 2006 to improve effectiveness and lower costs of European packaging, warehouse and distribution activities, including the closing of the Company's battery packaging facility in Caudebec, France as well as consolidation of warehouse and distribution activities. The total pre-tax project charges for the quarter and fiscal year were $7.1 and $24.1, respectively. These include exit costs of $0.7 and $15.9 in the quarter and year ended September 30, 2006, respectively, for employee severance, contract terminations and other exit costs, as well as $6.4 and $8.2 for other costs associated with the project for the same periods, respectively.

The Company has also commenced a project to integrate battery and razor and blade commercial management, sales and administrative functions in certain European countries. Specific actions related to the project are in various stages of evaluation, planning and execution. It is anticipated that the total project will result in charges to pre-tax earnings of $27 to $33, the bulk of which will occur by the end of fiscal 2007. Total pre-tax charges related to the project were $13.3 in the quarter and year ended September 30, 2006. These charges include exit costs of $12.3 for employee severance, contract terminations and other exit costs, as well as $1.0 for other costs related to the project.